UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 6, 2006

Veritas DGC Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-7427	76-0343152
(Commission File Number)	(I.R.S. Employer Identification No.)

10300 Town Park Drive
Houston, Texas	77072
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (832) 351-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On February 6, 2006, Veritas DGC Inc. (“Veritas”), together with its subsidiaries Veritas Energy Services Inc., Veritas Energy Services Partnership, Veritas Geophysical (Asia Pacific) Pte. Ltd. and Veritas DGC Limited (collectively, the “Borrowers”), entered into a new five-year $85 million revolving loan agreement (the “Loan Agreement”) with Wells Fargo Bank, National Association, as U.S. agent and lead arranger, HSBC Bank Canada, as Canadian agent, The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch, as Singapore agent, and HSBC Bank plc, as U.K. agent. A copy of the Loan Agreement without schedules and exhibits is attached as Exhibit 10.1.

The Loan Agreement provides for revolving loans and the issuance of letters of credit to Veritas and certain of its subsidiaries of up to $45 million in the United States, $15 million in Canada, $15 million in Singapore and $10 million in the United Kingdom. Certain closing conditions are yet to be met with regard to the Singapore portion of the credit facility, but are currently expected to be satisfied by mid-February 2006. Until those conditions are met, the Singapore portion of the facility will not be available for borrowing or letters of credit.

The new credit facility is secured by pledges by the Borrowers of accounts receivable, certain intercompany notes, stock in certain Veritas subsidiaries, and the U.S. land data library. The Borrowers and certain other U.S. and foreign subsidiaries of Veritas have also issued loan guarantees. Interest rates on borrowings under the facility are selected by the Borrower at the time of any advance and, prior to April 30, 2006, the rates so selected may be either at LIBOR plus 1.00% or the Base Rate (defined as the lesser of the applicable prime rate or the federal funds rate). On and after April 30, 2006, these rates may be adjusted upward depending upon Veritas’s leverage ratio (calculated as a ratio of funded debt versus EBITDA for the previous four quarters) to a maximum of LIBOR plus 1.50% or the base rate plus 0.50%. The loan agreement and related documents contain customary financial covenants and default provisions.

This new credit facility replaces the previous credit facility with Deutsche Bank which was entered into in February 2003 and which has now been terminated. All letters of credit outstanding under the previous Deutsche Bank facility, totaling approximately $7 million as of the time of closing, were rolled into the Loan Agreement. There were no borrowings outstanding under the previous facility at the time of closing.

On February 7, 2006, Veritas issued a press release announcing the execution of the Loan Agreement and describing its terms. A copy of the press release is attached as Exhibit 99.1.

Item 9.01                                             Financial Statements and Exhibits

(c)                                  Exhibit

Exhibit No.	Description

10.1

Loan Agreement ($45,000,000 U.S. Revolving Loan Facility, $15,000,000 Canadian Revolving Loan Facility, $15,000,000 Singapore Revolving Loan Facility, and $10,000,000 U.K. Revolving Loan Facility) dated as of February 6, 2006, among Veritas DGC Inc., as U.S. Borrower, Veritas Energy Services Inc.

and Veritas Energy Services Partnership, as Canadian Borrowers, Veritas Geophysical (Asia Pacific) Pte. Ltd., as Singapore Borrower, Veritas DGC Limited, as U.K. Borrower, Wells Fargo Bank, National Association, as U.S. Agent and Lead Arranger, HSBC Canada, as Canadian Agent, The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch, as Singapore Agent, HSBC Bank plc, as U.K. Agent, and the other lenders now or hereafter parties thereto

99.1	Press release issued February 7, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERITAS DGC INC.

Date:	February 8, 2006	By:	/s/ LARRY L. WORDEN
		Name:	Larry L. Worden
		Title:	Vice President, General Counsel and
Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1

Loan Agreement ($45,000,000 U.S. Revolving Loan Facility, $15,000,000 Canadian Revolving Loan Facility, $15,000,000 Singapore Revolving Loan Facility, and $10,000,000 U.K. Revolving Loan Facility) dated as of February 6, 2006, among Veritas DGC Inc., as U.S. Borrower, Veritas Energy Services Inc. and Veritas Energy Services Partnership, as Canadian Borrowers, Veritas Geophysical (Asia Pacific) Pte. Ltd., as Singapore Borrower, Veritas DGC Limited, as U.K. Borrower, Wells Fargo Bank, National Association, as U.S. Agent and Lead Arranger, HSBC Canada, as Canadian Agent, The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch, as Singapore Agent, HSBC Bank plc, as U.K. Agent, and the other lenders now or hereafter parties thereto

99.1	Press release issued February 7, 2006